Purebase Corporation Board

To: Scott Dockter and Purebase Board

This letter is to confirm my communication of October 10th, 2018 with Scott Dockter that I have resigned from the PUBC Board.

While there remained important tasks that I wanted to champion to completion, the Company in my opinion has been simply unwilling to operate in the interests of all shareholder's and follow good governance practices. I remain deeply concerned as to the ongoing issues around potential conflict of interest between USMC, PUBC and their respective key shareholders. My relentless push to address these issues resulted in numerous conflicts that have ultimately led to what I would conclude is a dysfunctional relationship between myself and the USMC Board representatives. The attempts by these representatives to use secret board resolutions to both attack and undermine my efforts underscores how dysfunctional the relationship had become. This made it impossible to contribute in a meaningful way and thus my resignation.

For Tom Swett and other potential new Board members (David Jenkins), I am more than willing to answer any questions they might have on historical issues (background) which they have inherited yet still need resolution. Alternatively, the Board Secretary, Al Calvanico, is a reliable resource for information on the different and important perspectives to the various issues that have not been resolved.

I hope that with the Board changes there will be a renewed commitment to work together in the interests of all shareholders. I wish you all the best of luck going forward.

John Gingerich

Date: October 16, 2018